Exhibit 99.2

RENTJUICE CORPORATION

RENTJUICE CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$2,585,294	$3,327,422
Accounts receivable, net of allowance for doubtful accounts of $1,154 and $2,713 at March 31, 2012 and December 31, 2011, respectively	16,370	19,219
Prepaid expenses and other current assets	21,633	25,013

Total current assets	2,623,297	3,371,654
Property and equipment, net	46,585	35,712
Other assets	15,463	15,463

Total assets	$2,685,345	$3,422,829

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,050	$50,350
Accrued expenses and other current liabilities	112,982	71,411
Accrued compensation and benefits	173,393	151,899
Deferred revenue	55,051	37,327
Deferred rent, current portion	5,517	5,600
Series A warrant liabilities	353,186	327,157

Total current liabilities	757,179	643,744
Deferred rent, net of current portion	—	1,003
Commitments and contingencies (Note 10)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 2,600,000 and 3,187,250 shares authorized as of March 31, 2012 and December 31, 2011, respectively; 2,324,033 shares issued and outstanding as of March 31, 2012 and December 31, 2011	232	232
Series B convertible preferred stock, $0.0001 par value; 9,234,676 shares authorized as of March 31, 2012 and December 31, 2011; 8,815,936 shares issued and outstanding as of March 31, 2012 and December 31, 2011	882	882
Common stock, $0.0001 par value; 25,600,000 shares and 14,000,000 shares authorized as of March 31, 2012 and December 31, 2011, respectively; 9,289,658 and 9,284,492 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	926	925
Additional paid-in capital	7,982,017	7,934,874
Accumulated deficit	(6,055,891)	(5,158,831)

Total stockholders’ equity	1,928,166	2,778,082

Total liabilities and stockholders’ equity	$2,685,345	$3,422,829

See accompanying notes to financial statements.

RENTJUICE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$139,447	$79,588
Costs and expenses:
Cost of revenue	69,140	44,420
Sales and marketing	380,448	168,205
Technology and development	338,013	130,374
General and administrative	223,325	130,739

Total costs and expenses	1,010,926	473,738

Loss from operations	(871,479)	(394,150)
Other income (expense)	(25,581)	(51,396)
Interest expense	—	(4,616)

Net loss	$(897,060)	$(450,162)

See accompanying notes to condensed financial statements.

RENTJUICE CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net loss	$(897,060)	$(450,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,066	809
Share-based compensation expense	47,143	14,686
Changes in fair value of Series A warrant liabilities	26,029	52,600
Loss on disposal of property and equipment	805	—
Bad debt expense	(1,559)	834
Deferred rent	(1,086)	—
Changes in operating assets and liabilities:
Accounts receivable	4,408	4,232
Prepaid expenses and other assets	3,380	(19,493)
Accounts payable	6,700	71,477
Accrued expenses	63,065	44,725
Deferred revenue	17,724	(5,463)

Net cash used in operating activities	(726,385)	(285,755)

Investing activities
Purchases of property and equipment	(15,744)	(17,830)

Net cash used in investing activities	(15,744)	(17,830)

Financing activities
Proceeds from exercise of common stock options	1	5
Proceeds from the issuance of Series B preferred shares, net of issuance costs	—	5,348,863
Proceeds from the issuance of common stock from the exercise of Series A warrants	—	24,899

Net cash provided by financing activities	1	5,373,767
Net increase (decrease) in cash during period	(742,128)	5,070,182
Cash at beginning of period	3,327,422	287,715

Cash at end of period	$2,585,294	$5,357,897

Supplemental disclosures of cash flow information
Noncash transactions:
Conversion of convertible long-term debt and interest payable into Series B preferred stock	$—	$849,254

See accompanying notes to condensed financial statements.

RENTJUICE CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

RentJuice Corporation (“RentJuice,” the “Company,” “we,” “us” and “our”) was incorporated as a Delaware corporation effective March 24, 2008. The Company provides rental relationship management software for landlords, property managers and rental brokers.

Certain Significant Risks and Uncertainties

We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows; rates of revenue growth; engagement and usage of our products; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; qualified employees and key personnel; protection of our brand and intellectual property; changes in government regulation affecting our business; intellectual property infringement and other claims; and protection of customers’ information and privacy concerns, among other things.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted in the interim financial statements. Accordingly, these interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes as of and for the year ended December 31, 2011 included in Exhibit 99.3 of this Current Report on Form 8-K/A. The condensed balance sheet as of December 31, 2011, included herein, was derived from the audited financial statements as of that date.

The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of March 31, 2012, our results of operations for the three months ended March 31, 2012 and 2011, and our cash flows for the three months ended March 31, 2012 and 2011. The results of the three month period ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ended December 31, 2012 or for any other interim period or for any other future year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for revenue recognition, the allowance for doubtful accounts, recoverability of long-lived assets, warrant liabilities and for share-based compensation expense. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.

Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) amended existing rules covering fair value measurement and disclosure to clarify guidance and minimize differences between GAAP and International Financial Reporting Standards (“IFRS”). The guidance requires entities to provide information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and provide a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. The guidance is effective during interim and annual periods beginning after December 15, 2011. We adopted this guidance on January 1, 2012. The adoption of this guidance did not have any impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance on the presentation of comprehensive income to increase the prominence of other comprehensive income in the financial statements. An entity has the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with earlier adoption permitted, and must be applied retrospectively. We adopted this guidance on January 1, 2012. The adoption of this guidance did not have any impact on our financial position, results of operations or cash flows as we do not have any items of other comprehensive income in any period presented and therefore we are not required to report other comprehensive income or comprehensive income.

Note 3. Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Assets and liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

•

Level 3 — Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

To determine the estimated fair value for our Series A stock warrants (described in Note 8), we used a valuation model based on the Black-Scholes-Merton option valuation methodology by modeling the value of the various components of our capital structure as a series of call options on the proceeds expected from the sale of the entity or the liquidation of assets at some future date, which represents a Level 3 measurement in the fair value hierarchy.

The following table presents the balances of liabilities measured at fair value on a recurring basis as of the dates presented:

	March 31, 2012	December 31, 2011
Series A warrants	$353,186	$327,157

During the three months ended March 31, 2012 and 2011, we recorded expense for the change in the estimated fair value of the Series A stock warrant liabilities within other income (expense) of $26,029 and $52,600, respectively.

We did not have any Level 1 or 2 assets or liabilities measured at fair value on a recurring basis as of March 31, 2012 or December 31, 2011.

Note 4. Accounts Receivable, net

The following table presents the detail of accounts receivable as of the dates presented:

	March 31, 2012	December 31, 2011
Trade accounts receivable	$17,524	$21,932
Less: allowance for doubtful accounts	(1,154)	(2,713)

Accounts receivable, net	$16,370	$19,219

Note 5. Property and Equipment, net

The following table presents the detail of property and equipment as of the dates presented:

	March 31, 2012	December 31, 2011
Computer equipment	$41,579	$29,432
Leasehold improvements	7,956	7,956
Office equipment, furniture and fixtures	13,547	11,110

Property and equipment	63,082	48,498
Less: accumulated amortization and depreciation	(16,497)	(12,786)

Property and equipment, net	$46,585	$35,712

We recorded amortization and depreciation expense of $4,066 and $809, respectively, during the three months ended March 31, 2012 and 2011.

Note 6. Convertible Debt

In February 2010, we issued convertible promissory notes for $600,000 with a stated interest rate of 8.0% per annum, for which interest accrues on a quarterly basis. In May 2010, the board of directors approved an increase in the maximum borrowing amount from $600,000 to $800,000. A total of $800,000 of convertible notes was issued during the year ended December 31, 2010.

The convertible promissory notes are due and payable upon the earliest to occur of: (a) demand by one or more lenders representing a majority interest after the one year anniversary of the initial closing; (b) closing of the Company’s next equity financing; (c) upon a change in control; or (d) upon demand by one or more lenders representing a majority interest at any time following an event of default. The convertible promissory note is automatically converted into equity shares at the closing of the next equity financing.

In January 2011, all of the outstanding convertible debt was converted into shares of Series B convertible preferred stock in connection with the private placement of 5,423,046 shares of Series B convertible preferred stock. The conversion was based on the quotient obtained by dividing the aggregate outstanding principal balance and unpaid accrued interest due on the note on the date of conversion by the price per share as calculated based on an effective pre-money valuation of the Company of $5,000,000, in accordance with the terms of the convertible promissory notes. The conversion of the outstanding convertible debt resulted in the issuance of 3,313,128 shares of Series B convertible preferred stock with a conversion price of $0.2564 per share.

As of December 31, 2010, the convertible long-term debt is classified as a liability as it represents a legal obligation of the Company to repay the notes and interest thereon and the holders have rights of a creditor. We evaluated the potential embedded conversion option feature on the convertible promissory notes and determined that the recognition of a beneficial conversion feature was not required.

We recorded interest expense on the convertible long-term debt of $4,616 during the three months ended March 31, 2011.

Note 7. Income Taxes

We are subject to federal income taxes in the United States. During the three months ended March 31, 2012 and 2011, we did not have taxable income, and we are not projecting taxable income for the year ending December 31, 2012, and, therefore, no tax liability or expense has been recorded in the financial statements. We have accumulated federal and state tax losses of approximately $3,172,588 and $3,093,739, respectively, as of December 31, 2011, which are available to reduce future taxable income.

Note 8. Stockholders’ Equity

Convertible Preferred Stock

In November 2008, we completed a private placement of $500,000, pursuant to action of our board of directors authorizing the issuance and sale of 2,213,365 shares of Series A convertible preferred stock (Series A) at $0.2259 per share. In January 2011, we completed a private placement of $5,439,315, pursuant to action of our board of directors authorizing the issuance and sale of 5,423,046 shares of Series B convertible preferred stock (Series B) at $1.0030 per share. Concurrent with the private placement of the Series B, we issued an additional 3,313,128 shares of Series B convertible preferred stock on the conversion of convertible debt that was issued in 2010 (described in Note 6). In October 2011, we issued an additional 79,762 shares of Series B at $1.0030 per share resulting in proceeds of $80,000. The key terms of all issued convertible preferred stock are summarized below:

(a)  Dividends

The holders of Series A and Series B convertible preferred stock have preferential rights over common stockholders to dividends at the rate of 8% of the original issuance price on an annual basis, when and if declared by the board of directors. The right to receive dividends is not cumulative. As of March 31, 2012 and December 31, 2011, no dividends had been declared.

(b)  Conversion

At any time after the date of issuance, each share of Series A and Series B convertible preferred stock, at the option of the holder, shall be converted into common stock using the formula provided in our articles of incorporation, or automatically upon the closing of an initial public offering of our common stock with gross proceeds to us of at least $40.0 million, or with the approval of the holders of at least 60% of the outstanding shares of convertible preferred stock. The conversion rights terminate in the event of a liquidation, dissolution or winding up of the Company.

(c)  Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up or any deemed liquidation, as defined, the holders of Series A and Series B convertible preferred stock have preferential rights over common stockholders to liquidation payments equal to the original issuance price of the convertible preferred stock, respectively, plus all declared but unpaid dividends on such shares, if any. Upon completion of such a distribution, the remaining assets shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held.

We have classified the Series A and Series B convertible preferred stock within stockholders’ equity since the convertible preferred stock is not mandatorily redeemable and there is no set maturity date.

(d)  Voting Rights

Holders of Series A and Series B convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock could be converted. Holders of Series A and Series B convertible preferred stock shall vote together with the holders of common stock as a single class on an as-converted basis, and have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Series B convertible preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock and all series of convertible preferred stock, voting together, shall be entitled to elect any remaining members.

Series A Stock Warrants

In connection with the issuance of the Series A convertible preferred stock in November 2008, we issued to each investor a Series A stock warrant to purchase Series A at 20% of the number of Series A purchased by such investor in the Series A private placement or 10% of the total number of shares purchased by such investor in a second closing. A total of 327,573 Series A Stock warrants were issued. Each Series A stock warrant vests at the date of issuance and can be converted to Series A convertible preferred stock (the conversion ratio is generally 1-to-1, with certain exceptions). In January 2011, we issued 110,668 shares of Series A convertible preferred stock upon the exercise of Series A stock warrants. The Series A stock warrants represent financial instruments that embody obligations requiring the transfer of assets, and are therefore classified as liabilities measured at fair value. Changes in the fair value of the Series A stock warrant liabilities are recorded in other income (expense).

Common Stock

Our common stock has no preferences or privileges and is not redeemable. Holders of common stock are entitled to one vote for each share.

Note 9. Share-Based Awards

In March 2009, our board of directors adopted the 2009 Equity Incentive Plan (the 2009 Plan). Under the terms of the Plan, our board of directors may grant stock awards, including incentive and nonqualified stock options, to employees, officers, directors, consultants and independent contractors. Upon adoption of the 2009 Plan, an aggregate of 1,579,913 shares of common stock was reserved for future issuance. In January 2011, the board of directors authorized an increase in the number of shares of common stock reserved for future issuance to 4,602,095.

We grant both incentive and nonqualified stock options with exercise prices, determined by our board of directors, that are generally equal to the fair value of our common stock on the date of grant. Options granted under the 2009 Plan are exercisable at such times and under such conditions as determined by our board of directors, but the term of the options and the right of exercise may not exceed ten years from the date of grant. Employees forfeit their rights to exercise vested options either immediately or 12 months following the termination of their employment, depending on the cause of termination. Options have a ten-year term and generally vest 25% after 12 months, and the remaining 75% of the award vests ratably over the next 36 months, or vest ratably over a period of 48 months.

Stock Options

The following table summarizes stock option activity for the year ended December 31, 2011 and the three months ended March 31, 2012:

	Options Available for Grant	Number of Shares Subject to Existing Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	791,237	742,601	$0.02	8.89	$391,602
Authorized increase in 2009 Plan shares	3,022,182	—	—
Granted	(1,058,666)	1,058,666	0.09
Exercised	—	(193,330)	0.02
Forfeited or cancelled	321,696	(321,696)	0.03

Outstanding at December 31, 2011	3,076,449	1,286,241	0.08	9.23	$1,664,659
Granted	(49,894)	49,894	0.09
Exercised	—	(5,166)	0.03
Forfeited or cancelled	—	—	—

Outstanding at March 31, 2012	3,026,555	1,330,969	0.08	9.02	$1,748,849
Vested and exercisable at March 31, 2012		327,480	0.06	8.02	$354,927

The fair values of stock options granted during the three months ended March 31, 2012 and 2011 were determined on the dates of grant using the Black-Scholes-Merton option valuation model with the following weighted average assumptions:

	Three Months Ended March 31,
	2012	2011
Expected volatility	48%	47%
Expected dividend yields	—	—
Risk-free interest rate	1.0%	2.5%
Weighted-average expected life	6.25 years	6.25 years
Weighted-average fair value of options granted	$1.84	$1.61

Share-Based Compensation Expense

The following table presents the effects of share-based compensation expense recognized in our statements of operations during the periods presented:

	Three Months Ended March 31,
	2012	2011
Sales and marketing	$7,611	$382
Technology and development	38,443	14,000
General and administrative	1,089	304

Total	$47,143	$14,686

Note 10. Commitments and Contingencies

Lease Commitment

We have an operating lease for office space for our headquarters in San Francisco, California. The operating lease expires in February 2013. Future minimum payments for our operating lease as of March 31, 2012 are as follows:

Remainder of 2012	$71,465
2013	15,881

Total future minimum lease payments	$87,346

Rent expense for the three months ended March 31, 2012 and 2011 is $21,899 and $11,832, respectively, and is included in general and administrative expense.

Legal Proceedings

There have been no material developments in legal proceedings during the quarter ended March 31, 2012. From time to time, we are involved in litigation and claims that arise in the ordinary course of business. Although we cannot be certain of the outcome of any litigation and claims, nor the amount of damages and exposure that we could incur, we currently believe that the final disposition of such matters will not have a material effect on our financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Note 11. Subsequent Events

On May 31, 2012, Zillow, Inc., a Washington corporation (“Zillow”), through its wholly owned subsidiary, Renegade Acquisition, Inc., a Delaware corporation (“Merger Sub”), consummated its acquisition of RentJuice, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zillow, RentJuice, Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated May 2, 2012. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into RentJuice with RentJuice remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to RentJuice equity holders is approximately $40 million in cash, less certain transaction expenses and other costs. All vested options to purchase shares of RentJuice’s common stock were cancelled and, in settlement of such cancellation, the holders of such options will receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. In addition, Zillow has provided for the substitution of unvested stock options of RentJuice outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. In connection with the closing, approximately $4 million of the purchase price otherwise payable to RentJuice stockholders and holders of vested stock options has been deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders. Pursuant to the terms of the Merger Agreement, Zillow has established a retention bonus plan pursuant to which restricted stock units for 280,978 shares of Zillow’s Class A common stock will be granted to employees of RentJuice who accepted employment with Zillow in proportion to each employee’s total equity holdings in RentJuice prior to the closing of the Merger. Twenty-five percent of each restricted stock unit award will vest on May 31, 2013 and the remainder will vest in substantially equal installments each three-month period thereafter for the next three years, subject to the recipient’s continued full-time employment or service to Zillow.

We have evaluated subsequent events through June 12, 2012, which is the date the financial statements were available to be issued.